FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor)
(612) 761-6735
Cathy Wright (financial media)
(847) 615-1538

TARGET CORPORATION JULY SALES UP 9.6 PERCENT

MINNEAPOLIS, August 3, 2006 — Target Corporation (NYSE:TGT) today reported that its net retail sales for the four weeks ended July 29, 2006 increased 9.6 percent to $3.937 billion from $3.593 billion for the four-week period ended July 30, 2005. On this same basis, comparable-store sales increased 3.1 percent from fiscal July 2005.

“We met our sales plan in the second quarter despite experiencing slower sales growth in July than we had enjoyed in May or June,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “We remain confident that our second quarter earnings per share will meet or exceed the current First Call median estimate of 69 cents.”  Last year Target Corporation earned 61 cents per share in the second quarter.

	Sales	Total Sales	Comparable Stores % Change
	(millions)	% Change	This Year	Last Year
July	$3,937	9.6	3.1	5.5

Second Quarter	$12,959	11.1	4.6	6.7

Year-to-Date	$25,453	11.4	4.9	6.5

As a reminder, our current sales disclosure practice includes a sales recording on the day of our monthly sales release and one mid-month sales update. Consistent with this practice, a new message was recorded earlier today. Our next sales recording is expected to be issued after the market closes on Monday, August 14, 2006. These recordings may be accessed by calling 612-761-6500.

Target Corporation’s operations include large, general merchandise discount stores and a fully integrated on-line business through which we offer a fun and convenient shopping experience with thousands of highly differentiated and affordably priced items. The company currently operates 1,444 Target stores in 47 states. Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2005 Form 10-K. Target Corporation news releases are available at www.target.com.

#  #  #